Exhibit 4.34

This DEED of NOVATION is made the 16th day of February 2005 BETWEEN

(1)	GOLDMAN LIMITED whose registered office is situate at 13-15 Dai Wang Street, Tai Po Industrial Estate, Tai Po, New Territories, Hong Kong (hereinafter referred to as “the Landlord”) of the first part;

(2)	PENTALPHA HONG KONG LIMITED whose registered office is situate at 21st Floor, Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong (hereinafter referred to as “the Original Tenant”) of the second part; and

(3)	KWONG LEE SHUN TRADING COMPANY LIMITED whose registered office is situate at 21st Floor, Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong (hereinafter referred to as “the Substituted Tenant”) of the third part.

W H E R E A S :-

(1)	By a Lease (hereinafter called “the Lease”) dated the 29th July 2002 and made between the Landlord of the one part and the Original Tenant of the other part ALL THAT the premises comprised in the Lease and more particularly described in the Schedule hereto (hereinafter called “the premises”) were let by the Landlord to the Original Tenant for a term of 77 months commencing from 1st July 2002 and expiring on 30th November 2008 at the rent specified under Part III of the First Schedule to the Lease (“the said rent”) and subject to the terms and conditions as therein mentioned.

The Original Tenant desires to be absolutely released and discharged from the terms and conditions as contained in the Lease as and from the date of this Deed

(“Surrender Date”) and the Landlord has agreed to release and discharge the Original Tenant as and from the Surrender Date provided that the Substituted Tenant will subject as hereinafter provided undertake to perform the said terms and conditions under the Lease and agrees to be bound by the same and become the tenant of the premises as and from the Surrender Date.

NOW THIS DEED WITNESSETH as follows :-

1.	Subject as hereinafter provided the Lease shall with effect as and from the Surrender Date be read and construed in all respects as if the Substituted Tenant were the tenant therein named and shall have all the rights, benefits, duties and liabilities of the Original Tenant in the Lease.

2.	The Substituted Tenant hereby undertakes with the Landlord that it shall pay the said rent due and to become due and all outgoings serving and/or attributable to the premises as and from the Surrender Date and the Substituted Tenant further undertakes to observe and perform all the terms and conditions of the Lease as if the Substituted Tenant were a party to the Lease in lieu of the Original Tenant as and from the date of commencement of the term of the Lease.

3.

In consideration of the Substituted Tenant undertaking to pay the said rent and all outgoing serving and/or attributable to the premises from the Surrender Date and to observe and perform all the terms and conditions of the Lease as aforesaid and in further consideration of the Substituted Tenant paying the Original Tenant the sum of HK$670,148.82 representing the refund of the Cash Deposit held by the Landlord under the Lease, the Landlord hereby agrees to absolutely release the Original Tenant from all liabilities and obligations under the Lease and shall accept and treat that the Substituted Tenant has become the tenant of the premises under the Lease as from the Surrender Date and the Original Tenant hereby agrees to waive all its rights and claims under the Lease as from the Surrender Date.

4.	For the avoidance of doubt, it is hereby agreed that the Landlord shall not be liable to refund the Cash Deposit to the Original Tenant who shall only recover the same from the Substituted Tenant. The Landlord shall refund all Cash Deposit to the Substituted Tenant in accordance with the terms of the Lease.

5.	Subject as aforesaid in all other respects the Lease are hereby confirmed by all the parties hereto.

6.	This Deed is executed in triplicate and all the legal costs and expenses incidental and ancillary to the preparation of this Deed and the adjudication fee and stamp duty (if any) payable hereon and the costs payable to the Mortgagee’s solicitors for approving this Deed shall be borne by the Substituted Tenant absolutely.

7.	IT IS HEREBY CERTIFIED that the transaction hereby effected does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration exceeds HK$1,000,000.00.

IN WITNESS whereof the parties hereto have duly executed this Deed the day and year first above written.

THE SCHEDULE ABOVE REFERRED TO

All That the whole of 21st Floor of the building known as CITICORP CENTRE, 18 WHITFIELD ROAD, HONG KONG erected on ALL THOSE pieces or parcels of ground registered in the Land Registry as The Remaining Portion of Inland Lot No.2227 and The Remaining Portion of Inland Lot No.1936 (which said 21st Floor is for the purpose of identification delineated on the Plan annexed to the Lease and thereon coloured pink and Pink hatched black)

SEALED with the Common Seal	) )
of the Landlord and SIGNED by	) )
Dr. Chiang Chen Yuen, director	) )
duly authorized by the Board of	) )
Directors whose signature(s)	) )
is/are verified by :-)

SEALED with the Common Seal	) )
of the Original Tenant and	) )
SIGNED by Mr. Sham Chun kan,	) )
Ricky ____________________	) )
duly authorized by the Board of	) )
Directors in the presence of :-)

Leong Siu Long

SEALED with the Common Seal	) )
of the Substituted Tenant and	) )
SIGNED by Mr. Sham Chun Kuen,	) )
John _________________________	) )
duly authorized by the Board of	) )
Directors in the presence of :-)

Cheung Yee Hing

RECEIVED on the Surrender Date the	) )
abovementioned Cash Deposit from the	) HK$670,148.82 )
Substituted Tenant	)

The Original Tenant